CHANGE IN THE REGISTRANT’S INDEPENDENT PUBLIC ACCOUNTANT

On March 29, 2023, the Audit Committee of the Board of Trustees approved the engagement of Cohen and Company, Ltd. (“Cohen”) to serve as the independent registered public accounting firm for each Fund for the fiscal year ending October 31, 2023, in replacement of Tait Weller & Baker LLP (“Tait”) which served previously as the independent registered public accounting firm for the Funds. Having been notified of the Audit Committee’s intention to make this change, Tait resigned as the independent registered public accounting firm of the Funds.

The report of Tait on the financial statements of the Funds as of and for the fiscal year ended October 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal year, and during the subsequent interim period ended March 29, 2023: (i) there were no disagreements between the Trust and Tait on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such year; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal year ended October 31, 2022, and during the subsequent interim period ended March 29, 2023, neither the Trust, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

The registrant requested that Tait furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Tait agrees with the above statements. A copy of the letter from Tait to the Securities and Exchange Commission is filed as an exhibit hereto.

EXHIBIT TO EX-99.IND PUB ACCT OF FORM N-CSR

January 09, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: North Square Advisory Research Small Cap Value Fund, North Square Altrinsic International Equity Fund, North Square McKee Bond Fund and North Square Strategic Income Fund, each a series of North Square Investments Trust, Commission File Number 811- 23373

To whom it may concern:

 We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the North Square Investments Trust pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about January 9, 2024, captioned “Change in Independent Auditor.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

/s/ Tait, Weller & Baker LLP